Pricing Supplement No. 1 Dated May 12, 1998                      Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated October 30, 1997 and                        File No. 333-38387
Prospectus Supplement dated November 17, 1997)


                              BANC ONE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

This Pricing Supplement relating to $250,000,000 of the Company's 5.745% Senior Medium-Term Notes due May 17, 1999 (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated October 30, 1997 and the Prospectus Supplement dated November 17, 1997 relating to up to $4,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.


                                             DESCRIPTION OF THE NOTES
Date of Issue:  05/15/1998     [X]Senior             [X]Fixed Rate Note                 [ ]LIBOR Reuters
Maturity Date:  05/17/1999     [ ]Subordinated       [ ]CD Rate Note                    [ ]LIBOR Telerate
CUSIP:  05943FAQ8                                    [ ]Commercial Paper Rate Note      [ ]Prime Rate Note
                                                     [ ]Federal Funds Rate Note         [ ]Treasury Rate Note
                                                     [ ]LIBOR Note                      [ ]CMT Rate Note

Principal Amount:  $250,000,000
Issue Price (as a percentage of Principal Amount):  100.00%
Commission or discount (as a percentage of Principal Amount):  0.0%
Specified Currency:  U.S. Dollars
Interest Rate/Initial Interest Rate:  5.745%, computed on the basis of the actual number of days elapsed and a year consisting of 360 days.
Interest Payment Dates:  Interest is payable on the Maturity Date (May 17, 1999)
     to the person to whom the principal of the Notes is payable.
Regular Record Dates:   None.
Index Maturity:   None
Index Currency:   None
Designated CMT Telerate Page:   None
Designated CMT Maturity Index:   None
Spread:   None
Spread Multiplier:   None
Minimum Interest Rate:   None
Maximum Interest Rate:   None
Interest Payment Period:   None
Interest Reset Dates:   None

Interest Reset Period:   None
Initial Redemption Date:   None
Initial Redemption Percentage:   None
Annual Redemption Percentage Reduction:   None
Optional Repayment Date(s):   None
Calculation Agent (If Applicable):   None

                              PLAN OF DISTRIBUTION

The Notes will be sold to Goldman, Sachs & Co. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

This Pricing Supplement may be used by Banc One Capital Markets, Inc. ("BOCM"), a wholly owned subsidiary of BANC ONE CORPORATION, in connection with offers and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.